Exhibit 5.1

Cassidy & Associates

Attorneys at Law

9454 Wilshire Boulevard

Beverly Hills, California 90212

Email: CassidyLaw@aol.com

Telephone: 949/673-4510	Fax: 949/673-4525

September 17, 2018

Board of Directors

SkyWolf Wind Turbine Corp.

205 West Main Street

Newcastle WY 82701

RE:	SkyWolf Wind Turbine Corp.

Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as counsel to SkyWolf Wind Turbine Corp., a New York corporation (the “Company”) with respect to the preparation and filing of a registration statement on Form S-1 (“Registration Statement”). The Registration Statement covers the contemplated sale of up to 1,500,000 shares of the Company’s common stock (“Shares”) to be sold at an offering price of between $3.50 – $5.00 per Share.

In connection with the opinion contained herein, we have examined the Registration Statement, the Articles of Incorporation, as amended, and Bylaws as well as all other documents necessary to render an opinion. In our examination, we have assumed the legal capacity of all-natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

Based upon the foregoing, we are of the opinion that the Shares being sold pursuant to the Registration Statement are duly authorized and will be, when issued in the manner described in the Registration Statement, legally and validly issued, fully paid and non-assessable.

No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the Registration Statement or any portion thereof.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the legal reference to this firm under the caption “Legal Matters.”

Sincerely,

/s/ Cassidy & Associates

Cassidy & Associates